EXHIBIT 2.1

                   AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION made as of the 18th day of November, 1993, between ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah, ZIONS FIRST NATIONAL BANK OF ARIZONA ("Zions Arizona"), a national banking association having its head office in Mesa, Arizona, RIO SALADO BANCORP (the "Company"), an Arizona corporation having its principal office in Tempe, Arizona, and RIO SALADO BANK, an Arizona bank corporation having its head office in Tempe, Arizona (the "Bank")

                      W I T N E S S E T H   T H A T :

     WHEREAS, Zions Bancorp is a bank holding company and Zions Arizona is a national banking association and each of them desires to affiliate with the Company and its wholly owned subsidiary, the Bank; and

     WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company, its shareholders, its customers, and the areas served by it to become affiliated with Zions Bancorp and Zions Arizona;

     WHEREAS, the Board of Directors of the Bank has determined that it would be in the best interests of that Bank, its customers, and the areas served by it to become affiliated with Zions Bancorp and Zions Arizona;

     WHEREAS, the respective Boards of Directors of the Company and Zions Bancorp have agreed to the merger (the "Holding Company Merger") of the Company with and into a corporation to be organized by Zions Bancorp under the laws of the State of Arizona ("ZAZMAC, Inc.") pursuant to the provi-sions of section 10-071 et seq. of the Arizona Business Corporation Law;

     WHEREAS, the respective Boards of Directors of the Bank and Zions Arizona have agreed to the merger (the "Bank Merger") of the Bank with and into Zions Arizona pursuant to the provisions of section 215a of the National Bank Act (12 U.S.C. (Sec.) 215a) and section 6-212 of the Arizona Revised Statutes; and

     WHEREAS, the parties intend that the transactions contemplated by the Holding Company Merger and the Bank Merger (collectively, the "Mergers") qualify as one or more tax-free reorganizations under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties agree as follows:


1.   Combinations.

     1.1. Form of Holding Company Combination. Promptly following the execution of this Agreement by Zions Bancorp, Zions Arizona, the Company, and the Bank, Zions Bancorp will cause ZAZMAC, Inc. to be organized. All of the capital stock of ZAZMAC, Inc. shall be owned by Zions Bancorp. ZAZMAC, Inc. and the Company will execute a merger agreement (the "Holding Company Merger Agreement") substantially in the form of Exhibit I annexed hereto. Subject to the provisions of the Holding Company Merger Agreement, the Company will be merged with and into ZAZMAC, Inc. (the "Holding Company Merger"), and ZAZMAC, Inc. shall be the surviving corporation. The shares of common stock of the Company shall be canceled and immediately converted into the right to receive, subject to the terms, conditions, and limita-tions set forth herein, such consideration as is provided in section 1.2 hereof.

     1.2.   Consideration for Holding Company Merger.

          (a) Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth in this Subparagraph (a). Additional terms may be defined elsewhere herein.

               (i) Average Closing Price. The average (rounded to the nearest penny) of each Daily Sales Price of Zions Bancorp Stock for the twenty consecutive trading days ending on and including the fifth trading day preceding the effective date of the Holding Company Merger (the "Effective Date"). All prices per share under this Section 1.2(a)(i) shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like.

               (ii) Daily Sales Price. For any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Bancorp Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions Bancorp and the Company shall mutually agree.

               (iii) Dissenting Shares. The shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with all applicable laws (the "Appraisal Laws").

               (iv) Purchase Price. Twelve Million Five Hundred Thousand Dollars and No Cents ($12,500,000.00).

               (v) Zions Bancorp Stock. The common stock of Zions Bancorp, no par value.

          (b) Form of Consideration. Subject to the terms, conditions and limitations set forth herein, upon surrender of his certificate or certifi-cates in accordance with Section 1.1 hereof, each holder of shares of Company Common Stock shall be entitled to receive, in exchange for each share of Company Common Stock held of record by such stockholder as of the Effective Date, that number of shares of Zions Bancorp Stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Company Common Stock that shall be issued and outstanding at the Effective Date.

     1.3.  No Fractional Shares.   Zions Bancorp will not issue fractional
shares of Zions Bancorp Stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price.
Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

     1.4. Dissenting Shares. Notwithstanding anything to the contrary herein, each Dissenting Share whose holder, as of the Effective Date, has not effectively withdrawn or lost his dissent-ers' rights under the Appraisal Laws, shall not be converted into or represent a right to receive Zions Bancorp Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from ZAZMAC, Inc. (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

     1.5. Dividends; Interest. No shareholder of the Company will be entitled to receive dividends on his Zions Bancorp Stock until he exchanges his certificates representing Company Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock (which stock is to be delivered pursuant to this Agreement) to holders of record on or after the Effective Date shall be paid to the Exchange Agent (as designated in Section 1.6 of this Agreement) and, upon receipt of the certificates representing shares of Company Common Stock, the Exchange Agent shall promptly forward to the former shareholders of the Company entitled to receive Zions Bancorp Stock pursuant to the Holding Company Merger (i) certificates representing their shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Date (without interest) and (iii) the cash value of any fractional shares determined in accordance with Section 1.3 hereof.

     1.6. Designation of Exchange Agent. The Company and Zions Bancorp hereby designate Zions First National Bank, Salt Lake City, Utah ("Zions Bank") as Exchange Agent to effect the exchange contemplated hereby in accordance with an exchange agency agreement ("Exchange Agency Agreement") substantially in the form of Exhibit II attached hereto. Zions Bancorp will, promptly after the Effective Date, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock and the cash in lieu of fractional shares to be paid to holders of Company Common Stock in accordance with this Agreement.

     1.7. Notice of Exchange. Promptly after the Effective Date, Zions Bank shall mail to each holder of one or more certificates formerly representing Company Common Stock, except to such holders as shall have waived the notice required by this Section 1.7, a notice specifying the Effective Date and notifying such holder to surrender his certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Company.

     1.8. Treatment of Stock Options. Each stock option to purchase Company Common Stock not exercised prior to the Effective Date shall automatically be converted into an option to purchase, on the same terms as the option to purchase Company Common Stock, that number of shares of Zions Bancorp Stock equal to the number of shares of Company Common Stock represented by the option times a fraction, the numerator of which is the Purchase Price divided by the number of shares of Company Common Stock that are outstanding at the Effective Date, and the denominator of which is the Average Closing Price. The applicable per-share option price in effect immediately prior to the Effective Date shall be adjusted to an amount equal to the product obtained by dividing that option price by a fraction, the numerator of which shall be the number of shares of Zions Bancorp Stock to be issued in the Holding Company Merger, and the denominator of which is the number of shares of Company Common Stock that are outstanding on the Effective Date.

     1.9. Form of Bank Combination. Zions Arizona and the Bank will execute a merger agreement (the "Bank Merger Agreement") substantially in the form of Exhibit III annexed hereto. Promptly following the effective-ness of the Holding Company Merger, subject to the provisions of the Bank Merger Agreement and of section 9.2 of this Agreement, the Bank will be merged with and into Zions Arizona (the "Bank Merger"), under the charter and title of Zions Arizona as they shall exist at the time of the effec-tiveness of the Bank Merger. Zions Arizona shall be the surviving bank.

     1.10. Voting Agreements. Simultaneously herewith, each person listed on Schedule 1.10 hereof shall enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth as Exhibit V attached hereto, in which he or she agrees to vote all shares of the Company which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transaction shall be considered.


2.   Effective Date.

     The Effective Date shall be the date which is the latest of:

     2.1. Shareholder Approval. The date following the day upon which the shareholders of the Company approve, ratify, and confirm the transactions contemplated by this Agreement; or

     2.2. Federal Reserve Approval. The first to occur of (a) the date thirty days following the date of the order of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of San Francisco acting pursuant to authority delegated to it by the Board of Governors of the Federal Reserve System (collectively, the "Board of Governors") approving the Holding Company Merger, or (b) the date ten days following the date on which the Board of Governors indicates its waiver of jurisdic-tion over the Holding Company Merger; or

     2.3. Comptroller Approval. Thirty days following the date of the order of the Comptroller of the Currency (the "Comptroller") approving the Bank Merger; or

     2.4. Superintendent Approval. Ten days following the date of the order of the Superintendent of Banks of the State of Arizona (the "Superin-tendent") approving the transactions contemplated by this Agreement; or

     2.5. Other Regulatory Approvals. The date upon which any other material order, approval or consent of a federal or state regulator of financial institutions or financial institution holding companies authoriz-ing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval or consent has run; or

     2.6. Expiration of Stays. Ten days after any stay of the approvals of any of the Comptroller, the Board of Governors, or the Superintendent of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

     2.7. Mutual Agreement. Such other date as shall be mutually agreed to by Zions Bancorp and the Company.


3.   Conditions Precedent to Performance of Obligations of the Parties.

     The obligations of Zions Bancorp and the Company to consummate the Holding Company Merger and the obligations of Zions Arizona and the Bank to consummate the Bank Merger shall be subject to the conditions that on or before the Effective Date:

     3.1. Shareholder Approval. This Agreement and the reorganization contemplated hereby shall have been duly and validly approved, ratified, and confirmed at a meeting of shareholders duly and properly called for such purpose, by the holders of not less than the requisite percentage of the outstanding voting stock of each class of the Company, in accordance with the applicable laws of the State of Arizona.

     3.2. Regulatory Approvals. Orders, consents, and approvals, in form and substance reasonably satisfactory to Zions Bancorp and the Company, shall have been entered by the requisite governmental authorities, granting the authority necessary for consummation of the transactions contemplated by this Agreement and the operation by Zions Bancorp of the business of the Company and by Zions Arizona of the business of the Bank and each of the branches of the Bank as branches of Zions Arizona, pursuant to the provi-sions of applicable law; and all other requirements prescribed by law or by the rules and regulations of any other regulatory authority having juris-diction over such transactions shall have been satisfied.

     3.3. Absence of Litigation. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Mergers contemplated by this Agreement, or which might restrict the operation of the business of the Company or that of the Bank or the exercise of any rights with respect thereto or to subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transac-tions contemplated hereby, the parties hereto, or their directors or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

     3.4. Accounting Treatment. It shall have been determined to the satisfaction of Zions Bancorp that the reorganization contemplated by this Agreement will be treated for accounting purposes as a "pooling of inter-ests" in accordance with APB Opinion No. 16, and Zions Bancorp shall have received a letter to the above effect from KPMG Peat Marwick, certified public accountants.

     3.5.  Registration Statement.

          (a) Effectiveness. The registration statement to be filed by Zions Bancorp with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Securities Act") in connection with the registration of the shares of Zions Bancorp Stock to be used as consideration in connection with the Holding Company Merger (the "Registra-tion Statement") shall have become effective under that Act, and Zions Bancorp shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue Zions Bancorp Stock in the Holding Company Merger.

          (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

     3.6. Federal Income Taxation. No later than ten days following the date of the order of the Comptroller approving the Bank Merger, Zions Bancorp and the Company shall have received a written opinion of KPMG Peat Marwick or of another firm mutually agreeable to Zions Bancorp and the Company, applying existing law, that the reorganization contemplated by this Agreement shall qualify as one or more tax-free reorganizations under the Code and the regulations and rulings promulgated thereunder. Each of Zions Bancorp and the Company agrees to use its best efforts to solicit such opinion in good faith and in a timely manner.

     3.7. Consent of Lending Institution. United New Mexico Bank at Albuquerque ("United") shall have delivered to the Company and the Bank, in form and substance reasonably acceptable to Zions Bancorp, the written consent of United to the transactions contemplated by this Agreement, the assumption or discharge by ZAZMAC, Inc. of the loan that is the subject of that certain Loan Agreement dated as of December 11, 1992 among United, the Company and the Bank, and the release of the shares of the stock of the Bank which secures such loan. The parties to this Agreement agree to use their best efforts to procure such consent in good faith and in a timely manner.


4. Conditions Precedent to Performance of the Obligations of Zions Bancorp and Zions Arizona.

     The obligations of Zions Bancorp and Zions Arizona hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Zions Bancorp in writing:

     4.1.  Approval by the Company and the Bank.

     (a) The directors and shareholders of the Company (the latter group acting pursuant to a proxy statement in form and substance satisfactory to Zions Bancorp and its counsel) shall have authorized and approved the Holding Company Merger, and dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date by owners of not more than 5 percent of the outstanding shares of Company Common Stock.

     (b) The directors and shareholders of the Bank shall have authorized and approved the Bank Merger.

     4.2. Representations and Warranties; Performance of Obligations.

          All representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such represen-tations and warranties had been made or given at and as of such date, except that representatives and warranties of the Company and the Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by the Company or the Bank on or prior to the Effective Date shall have been so performed or met. On the Effective Date, the president and chief executive officer and the chief financial officer of each of the Company and the Bank shall deliver to Zions Bancorp a certificate to that effect. Such officers' certificate may be limited to the extent of the best knowledge of its signataries. The delivery of such officers' certificate shall in no way diminish the warranties, representations, covenants, and obligations of the Company or the Bank made in this Agreement.

     4.3. Opinion of Company Counsel. Zions Bancorp and Zions Arizona shall have received a favorable opinion from Ryley, Carlock & Applewhite, Professional Association, dated the Effective Date, substantially in form and substance as that set forth as Exhibit VI attached hereto.

     4.4. Opinion of Company Litigation Counsel. Zions Bancorp and Zions Arizona shall have received a favorable opinion dated the Effective Date, in form and substance satisfactory to its counsel, from litigation counsel to the Company and the Bank, whose identity shall be acceptable to Zions Bancorp. Such opinion shall state that the litigation to which the Company shall be or shall have become party at the Effective Date, would not have, in the aggregate, a material adverse effect on the financial condition or results of operations of the Company or the Bank.

     4.5. Delivery of Branch Authorizations. The Bank shall have deliv-ered to Zions Arizona originals or certified copies of all of its regulato-ry authorizations entitling the Bank to operate each of its branch offices, together with a certification by the president and chief executive officer and the chief financial officer of the Bank dated the Effective Date, certifying that such branch certificates have not been revoked or threat-ened to be revoked and that such certificates are in full force and effect.

     4.6.  No Adverse Developments.

           (a) During the period from September 30, 1993 to the Effective Date, (i) there shall not have been any material adverse change in the financial position or results of operations of the Company or the Bank taken as a whole, nor shall the Company or the Bank have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; (ii) neither the Company nor the Bank shall have become a party to any litigation or been threatened to be made a party to any litigation which, in the judgment of Zions Bancorp, makes or would make either of the Mergers inadvisable or impracticable to Zions Bancorp or Zions Arizona; and (iii) none of the events described in clauses (a) through (f) of Section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (w) through (z) of that section shall have been maintained.

           (b) As of the Effective Date, except as adjusted to account for issuances of Company Common Stock pursuant to the exercise of options described in section 6.9 of this Agreement, the capital structure of the Company shall be as stated in section 6.9.

           (c) Zions Bancorp shall have received a certificate dated the Effective Date signed by the president and chief executive officer and the chief financial officer of each of the Company and the Bank to the forego-ing effect and to the further effect that any liabilities of the Company or the Bank at the Effective Date which were not reflected on the balance sheet of the Company as of September 30, 1993 are only liabilities incurred in the ordinary course of business subsequent to the date of said balance sheet. Such officers' certificate may be limited to the extent of the best knowledge of its signatories. The delivery of such officers' certificate shall in no way diminish the warranties and representations of the Company or the Bank made in this Agreement.

     4.7. Absence of Misstatements and Omissions. There shall not be, as of the Effective Date, any material error, misstatement, or omission in any of the representations or warranties of the Company or the Bank or any material failure to perform or satisfy any covenants of the Company or the Bank contained herein.

     4.8. Consolidated Net Worth. On and as of the Effective Date, the consolidated net worth of the Company as determined in accordance with generally accepted accounting principles shall not be less than the sum of
(a) the aggregate contributions to capital caused by the payments accompa-nying the exercise of any stock options on or after September 30, 1993 and
(b) the consolidated net worth of the Company as of September 30, 1993, as determined in accordance with generally accepted accounting principles.

     4.9. Loan Loss Reserve Method. Prior to the Effective Date, to the reasonable satisfaction of Zions Bancorp, (a) the Company and the Bank will have conformed the loan loss reserve methodology of the Bank to the methodology employed by Zions Bancorp and its bank subsidiaries, and (b) the Bank will have implemented such methodology by making appropriate provisions to its reserve for loan losses.

     4.10. Adverse Legislation. No legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that has rendered or will render consummation of any of the material transactions contemplated by this Agreement impossible, or that would materially and adversely affect the economic assumptions of the material transactions contemplated hereby or the business, operations, financial condition, properties or assets of the combined enterprise of Zions Bancorp and the Company or otherwise materially impair the value of the Company to Zions Bancorp.

     4.11. Employment and Competition Agreement. Elden G. Barmore shall have entered into an employment and non-competition agreement with Zions Arizona substantially in form and substance as that set forth as Exhibit IV attached hereto.


5. Conditions Precedent to Performance of Obligations of the Company and the Bank.

     The obligations of the Company and the Bank hereunder are subject to the satisfaction, on or prior to the Effective Date, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing:

     5.1. Representations and Warranties; Performance of Obligations. All representations and warranties of Zions Bancorp and Zions Arizona contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Zions Bancorp and Zions Arizona contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Zions Bancorp and Zions Arizona on or prior to the Effective Date shall have been so performed or met. On the Effective Date, either the Chairman of the Board or the President of each of Zions Bancorp and Zions Arizona shall deliver to the Company a certificate to that effect. Such officer's certificate may be limited to the extent of the best knowledge of its signatory. The delivery of such officer's certificate shall in no way diminish the warranties, representations, covenants, and obligations of Zions Bancorp or Zions Arizona made in this Agreement.

     5.2. Opinion of Zions Bancorp Counsel. The Company and the Bank shall have received a favorable opinion of Metzger, Hollis, Gordon & Mortimer, dated the Effective Date, substantially in form and substance as that set forth as Exhibit VII attached hereto.

     5.3. No Adverse Developments. During the period from September 30, 1993 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Zions Bancorp (considering the effect of pending and threatened litigation) nor shall Zions Bancorp have sustained any material loss or damage to its properties, whether or not insured, which materially affects its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by either the Chairman of the Board or the President of Zions Bancorp to the foregoing effect. Such officer's certificate may be limited to the extent of the best knowledge of its signatory. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Zions Bancorp or those of Zions Arizona made in this Agreement.

     5.4. Absence of Misstatements and Omissions. There shall not be, as of the Effective Date, any material error, misstatement, or omission in any of the representations or warranties of Zions Bancorp or Zions Arizona or any material failure to perform or satisfy any covenants of Zions Bancorp or Zions Arizona contained herein.

     5.5. Investment Banker's Opinion. The Company shall have received from Alex Sheshunoff & Co. Investment Banking, or from another investment banking or financial advisory firm nationally or regionally recognized in the valuation of securities of financial institutions, a written opinion to the effect that, as of the date of such opinion, the terms of the Holding Company Merger are fair to the Company and its shareholders from a finan-cial point of view.

     5.6. Approval by ZAZMAC and Zions Arizona.

          (a) The directors and shareholders of ZAZMAC shall have autho-rized and approved the Holding Company Merger.

          (b) The directors and shareholders of Zions Arizona shall have authorized and approved the Bank Merger.

     5.7. Status of Zions Bancorp Stock. Zions Bancorp stock shall be quoted on the National Association of Securities Dealers' Automated Quotation System (or else shall become listed on a national securities exchange).


6.   Representations and Warranties of the Company and the Bank.

     The Company and the Bank (collectively the "Warrantors" and each individually a "Warrantor") jointly and severally represent and warrant to Zions Bancorp and Zions Arizona as follows:

     6.1. Organization, Powers, and Qualification. The Warrantor is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. The Warrantor owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect the operation and properties of the Warrantor in any material respect. The Warrantor is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect the operation and properties of the Warrantor in any material respect.

     6.2. Execution and Performance of Agreement. The Warrantor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

     6.3.  Absence of Violations.

          (a) The Warrantor is not in violation of its respective charter documents or bylaws, or of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, antidiscrimination, antitrust, and wage and hour laws, ordinances, orders, rules, and regulations), in any material respect, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any governmental agency, any of which violations or defaults might have a materially adverse effect on the business, properties, liabilities, financial position, results of operations, or prospects of the Warrantor; and the Warrantor has not received any claim or notice of violation with respect thereto.

          (b) Neither the Warrantor nor any member of its management is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Board of Governors, the Federal Deposit Insurance Corporation (the "FDIC"), any other banking or securities authority of the United States or the State of Arizona, or any other regulatory agency that relates to the conduct of the business of the Warrantor or its assets, except for such agreements, memoranda, orders, or decrees which are listed on Schedule 6.3 hereof. Except as previously disclosed to Zions Bancorp in writing, no such agreement, memorandum, order, condition, or decree is pending or threatened.

          (c) The Warrantor has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and with all other laws applicable to the operations of the Warrantor and the regulations adopted under each of those laws, so that transactions are executed and assets are maintained in accordance with such laws and regulations. The policies and practices of the Warrantor with respect to all such laws and regulations reasonably limit noncompliance and detect and report noncompliance to management of the Warrantor.

     6.4. Compliance with Agreements. The Warrantor is not in violation of any material term of any material security agreement, mortgage, inden-ture, or any other contract, agreement, instrument, lease, or certificate. The capital ratios of the Warrantor comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

     6.5. Binding Obligations; Due Authorization. Subject to the approval of its shareholders, this Agreement constitutes valid, legal, and binding obligations of the Warrantor, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transac-tions contemplated thereby have been duly and validly authorized by the board of directors of the Warrantor. Subject to approval by the sharehold-ers of the Warrantor of this Agreement, no other corporate proceedings on the part of the Warrantor are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

     6.6.  Absence of Default.  Subject to the matters set forth on
Schedule 6.6 hereof, none of the execution or the delivery of this Agree-ment, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Warrantor. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provisions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or accelera-tion with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Warrantor pursuant to any material agreement or instrument under which the Warrantor is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of the Warrantor in respect of which it is an obligor; (b) if the Holding Company Merger is approved by the Board of Governors under the Bank Holding Company Act or if the Board of Governors waives jurisdiction under that act, and if the Bank Merger is approved by the Comptroller, and if the transactions contemplated by this Agreement are approved by the Superintendent, violate any law, statute, rule, or regulation of any government or agency to which the Warrantor is subject and which is material to its operations; or (c) violate any judgment, order, writ, injunction, decree, or ruling to which the Warrantor or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the Comptroller, and the Superintendent.

     6.7. Corporate Structure. No corporation or other entity, other than the Company, is registered or is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

     6.8.  Subsidiaries.

          (a) Other than (with respect to the Company) the Bank, which is a direct, wholly owned subsidiary of the Company, and other than Rio Salado Mortgage Company, Inc., and those inactive corporations that are listed on
Schedule 6.8 hereof, all of which are direct, wholly owned subsidiaries of the Bank and which do not engage in any business activity or have more than de minimis assets, liabilities, income or expense, neither of the Warran-tors has any subsidiaries, since its incorporation has had any subsid-iaries, directly or indirectly owns, controls, or holds with the power to vote, and since its incorporation has directly or indirectly owned, controlled, or held with the power to vote, any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business). There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of the Bank, or calling for or requiring the issuance of any securi-ties or rights convertible into or exchangeable for shares of capital stock of the Bank. There are no other direct or indirect subsidiaries of the Company or the Bank which are required to be consolidated or accounted for on the equity method in the consolidated financial statements of the Company or the Bank prepared in accordance with generally accepted account-ing principles.

          (b) Except as specified in the previous subsection, neither the Bank nor the Company has a direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

     6.9. Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, no par value, of which, as of the date of this Agreement, 662,115 shares have been duly issued and are validly outstanding, fully paid, and held by approximately
313 shareholders of record and     6,000 shares of Company Common Stock
have been duly issued and are held by the Company as treasury shares; and
(b) 10,000,000 shares of preferred stock, no par value, of which, as of the date of this Agreement, no shares have been issued. The aforementioned shares of Company Common Stock are the only voting securities of the Company authorized, issued, or outstanding as of such date; and no sub-scriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of the Company or the Bank are authorized, issued, or outstanding which would enable the holder thereof to purchase or otherwise acquire shares of any class of capital stock of the Company or the Bank, other than options to acquire 8,434 shares of Company Common Stock at a weighted exercise price of approximate-ly $6.53, all of which are currently vested. No other voting securities or subscriptions, warrants, options, rights, convertible securities, or similar arrangements or commitments in respect of securities of either Warrantor will be issued or outstanding. Except as provided herein or described on Schedule 6.9 hereof, neither Warrantor is a party to, or is obligated by, any commitment, plan, or arrangement to issue or to sell any shares of capital stock or any other equity interest in that Warrantor. None of the shares of Company Common Stock has been issued in violation of the preemptive rights of any shareholder. None of the Company Common Stock is subject to any restrictions upon the transfer thereof under the terms of the corporate charter or bylaws of the Company. As of the date hereof, to the best of the knowledge of the Company, and except for this Agreement and Plan of Reorganization, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of either Warrantor to vote or to dispose of his or its shares of capital stock of that Warrantor.

     6.10. Articles of Incorporation, Bylaws, and Minute Books. The copies of the articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Warrantor that have been made available to Zions Bancorp are true, correct, and complete copies thereof. The minute books of the Warrantor which have been made or will, no later than ten business days after the date hereof, be made available to Zions Bancorp for its continuing inspection until the Effective Date, contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Warrantor since its inception. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and boards of directors of the Warrantor and all committees thereof.
Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Warrantor.

     6.11. Books and Records. The books and records of the Warrantor fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The Warrantor follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. The Warrantor has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. The Warrantor has filed all material reports and returns required by any law or regula-tion to be filed by it.

     6.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. The Company has made or will, no later than ten business days after the date hereof, make available to Zions Bancorp or grant to Zions Bancorp continuing access until the Effective Date to originals or copies of the following documents relating to the Company and the Bank:

          (a) All regulatory approvals received since January 1, 1988, of the Company and the Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

          (b) All employment contracts, election contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Company or the Bank, accompanied by any agreements, including trust agree-ments, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

          (c) All material contracts, agreements, leases, mortgages, and commitments, except those entered into in the ordinary course of business, to which the Company or the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

          (d) All material contracts, agreements, leases, mortgages, and commitments, whether or not entered into in the ordinary course of busi-ness, to which the Company or the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby, or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

          (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not entered into in the ordinary course of busi-ness, to which the Company or the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Company or the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Company or the Bank has any application pending for authorization to operate its businesses;

          (f) Any pending application, including any documents or materi-als related thereto, which has been filed by the Company or the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

          (g) All federal and state tax returns filed by the Company or the Bank for the years 1984 through 1992, a copy of the most recent audit examination of each of the Company and the Bank by the Internal Revenue Service ("IRS"), if any, a copy of the most recent state revenue agency examination, if any, of each of the Company and the Bank, and all tax rulings with respect to the Company or the Bank received from the IRS since January 1, 1984.

     6.13. Financial Statements. The Company has furnished or will, no later than ten business days after the date hereof, furnish to Zions Bancorp its consolidated statement of condition as of each of December 31, 1990, December 31, 1991, December 31, 1992, and September 30, 1993, and its related consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockhold-ers' equity for each of the periods then ended, and the notes thereto (collectively, the "Company Financial Statements"). All of the Company Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved, and (b) are in accordance with the books and records of the Company which have been maintained in accordance with generally accepted accounting principles or the requirements of financial institution regulatory authorities, as the case may be, and (c) fairly reflect the consolidated financial position of the Company as of such dates, and the consolidated results of operations of the Company for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved, adequate provision for, or reserves against, the possible loan losses of the Company as of such dates.

     6.14.  Call Reports; Bank Holding Company Reports.

          (a) The Bank has furnished or will, no later than ten business days after the date hereof, furnish to Zions Bancorp its Consolidated Reports of Condition and Consolidated Reports of Income for the calendar quarters dated March 31, 1992 and thereafter. All of such Consolidated Reports of Condition and Consolidated Reports of Income, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved with the exceptions of certain depreciation estimates and other expense estimates which are not material.

          (b) No adjustments are required to be made to the equity capital account of the Bank as reported on any of the Consolidated Reports of Condition referred to in Subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles.

          (c) The Company has furnished or will, no later than ten business days after the date hereof, furnish to Zions Bancorp the annual report on Form FR Y-6 as filed with the Board of Governors as of December 31, 1992 on behalf of the Company.

     6.15. Absence of Undisclosed Liabilities. At September 30, 1993, the Company had no obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or that when combined with all similar obligations or liabilities would have been material, to the Company, except (a) as disclosed in the Company Financial Statements, or (b) as set forth on
Schedule 6.15 hereof, or (c) for unfunded loan commitments made by the Company or the Bank in the ordinary course of its business consistent with past practice; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to September 30, 1993 or from any action omitted to be taken during such period that could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Company Financial Statements. The amounts set up as current liabilities for taxes in the Company Financial Statements are sufficient for the payment of all taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at September 30, 1993. Since September 30, 1993, neither the Company nor the Bank has incurred or paid any obligation or liability that would be material (on a consolidated basis) to the Company, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.15 hereof, or (z) as expressly contemplated herein.

     6.16. Absence of Certain Developments. Since September 30, 1993, there has been (a) no material adverse change in the condition, financial or otherwise, or, taken as a whole, to the assets, properties, liabilities, or businesses of the Company or the Bank; (b) no deterioration in the quality of the loan portfolio of the Bank or of any major component thereof, and no increase in the level of nonperforming assets or non-accru-al loans at the Bank or in the level of its provision for credit losses or its reserve for possible credit losses any of which deterioration or increase has resulted, or should reasonably have resulted, in a provision or provisions to the consolidated reserve for possible loan and lease losses of the Company in an amount exceeding $300,000 in the aggregate; (c) no declaration, setting aside, or payment by the Company or the Bank of (i) any regular dividend, other than customary cash dividends paid by the Bank whose amounts have not exceeded past practice and the intervals between which dividends have not been more frequent than past practice or (ii) other than stock dividends declared and paid prior to the date hereof, any special dividend or other distribution with respect to any class of capital stock of the Company or the Bank; (d) no repurchase by the Company of any of its capital stock; (e) no material loss, destruction, or damage to any material property of the Company or the Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Company or the Bank nor any substan-tial amendment or termination of any material contract outside the ordinary course of business to which the Company or the Bank is a party, nor any other transaction by the Company or the Bank involving an amount in excess of $50,000 other than for fair value in the ordinary course of its busi-ness. Since September 30, 1993, (w) the Warrantor has conducted its business only in the ordinary course of such business and consistent with past practice; (x) the Company, on a consolidated basis, has maintained the quality of its loan portfolio and that of each of its major components at approximately the same level as existed at September 30, 1993; (y) the Company, on a consolidated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1991 and 1992 and the first nine months of 1993; and (z) the Company, on a consolidated basis, has not taken any action to change materially the percentage which the aggregate consolidated investment portfolio of the Company bears to the total consolidated assets of the Company or to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

     6.17. Reserve for Possible Credit Losses. The Company's consolidated reserve for possible credit losses as of September 30, 1993 was adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Company, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management periodically reevaluates the adequacy of such reserve based on portfolio performance, current economic conditions, and other factors. No facts have subsequently come to the attention of management of the Company or the Bank which would cause it to restate by more than $300,000 the level of such reserve for possible credit losses.

     6.18.  Tax Matters.

          (a) All federal, state, local, and foreign tax returns and reports (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, and any other tax under laws of the United States or any state or municipal or political subdivi-sion thereof) required to be filed by or on behalf of the Warrantor have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1992, and all returns filed are complete and accurate to the best information and belief of the management of the Warrantor and properly reflect the taxes of the Warrantor for the periods covered thereby. All taxes shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficien-cy, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any taxes that might result in a determination adverse to the Warrantor, except as reserved against in the Company Financial Statements. All federal, state, and local taxes, assessments, interest, additions, deficiencies, fees, penalties, and other governmental charges or impositions due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

          (b) The Warrantor has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

          (c) To the extent any federal, state, local, or foreign taxes are due from the Warrantor for the period or periods beginning January 1, 1993 or thereafter through and including the Effective Date, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of the Company prepared before the Effective Date.

          (d) Deferred taxes of the Warrantor have been provided for in accordance with generally accepted accounting principles as in effect on December 31, 1992. The adjustment to deferred taxes mandated for the year ended December 31, 1993 by Statement of Financial Accounting Standards No. 109 will not be material.

          (e) The Bank's deduction for bad debts taken and the reserve for loan losses for federal income tax purposes at September 30, 1993, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

          (f) Other than liens arising under the laws of the State of Arizona with respect to taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of the Company or any of its subsidiaries.

          (g) The Company and the Bank have timely filed all information returns required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the Code and have exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regula-tions (Sec.) 35a.9999.

          (h) The taxable year end of the Company for federal income tax purposes is, and since the inception of the Company has continuously been, December 31.

     6.19. Consolidated Net Worth. The consolidated net worth of the Company on the date first above written, as determined in accordance with generally accepted accounting principles, is not less than the consolidated net worth of the Company as of September 30, 1993, as determined in accordance with generally accepted accounting principles.

     6.20. Examinations. To the extent consistent with law, the Warrantor has heretofore disclosed or will, no later than ten business days after the date hereof, disclose to Zions Bancorp relevant information contained in the most recent Report of Examination issued by the Board of Governors. Such information so disclosed consists or will consist of all material information with respect to the financial condition of the Warrantor included in such reports, and does not omit or will not omit any informa-tion necessary to make the information disclosed not misleading.

     6.21. Reports. Since January 1, 1990, the Warrantor has effected all registrations and filed all reports and statements, together with any amendments required to be made with respect thereto, which the Warrantor was required to effect or file with (a) the Board of Governors, (b) the FDIC, (c) the United States Department of the Treasury, (d) the Superinten-dent, and (e) any other governmental or regulatory authority or agency having jurisdiction over the operations of the Warrantor. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

     6.22. FIRA Compliance and Other Transactions with Affiliates. Except as set forth on Schedule 6.22 hereof, none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of the Warran-tor and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by the Warrantor, has any ongoing material transaction with the Warrantor or any other Warrantor on the date of this Agreement. None of such officers, directors, holders, or other persons has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Warrantor or any other Warrantor not in the ordinary course of business. Any other extensions of credit by the Warrantor to such offi-cers, directors, and other persons have heretofore been disclosed in writing by the Warrantor to Zions Bancorp.

     6.23.  [reserved.]

     6.24. Legal Proceedings. Except as disclosed in the Company Finan-cial Statements, there is no claim, action, suit, arbitration, investiga-tion, or other proceeding pending before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" (of which the Company or any of its subsidiaries has been served with process or other-wise been given notice) or, to the knowledge of the Warrantor, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a material adverse effect (financial or otherwise) on the business, operating results, or financial condition of the Company or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

     6.25. Absence of Governmental Proceedings. The Warrantor is not a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the best of its knowledge, no such proceeding is threatened.

     6.26. Federal Deposit Insurance. The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC pursuant to the provisions of the Federal Deposit Insurance Act, as amended
(12 U.S.C. (Sec.) 1811 et seq.), and the Bank has paid all assessments and filed all related reports and statements required under the Federal Deposit
Insurance Act. None of the deposits of the Bank are insured by the Savings Association Insurance Fund of the FDIC.

     6.27. Other Insurance. The Warrantor carries insurance with reputa-ble insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the charac-ter and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. The Warrantor is not in default with respect to any such policy which is material to the Company.

     6.28. Labor Matters. The Warrantor is not a party to or bound by any collective bargaining contracts with respect to any employees of the Warrantor. Since January 1, 1984, there has not been, nor to the knowledge of the Warrantor was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Warrantor or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. As of the date hereof, the Warrantor is not aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

     6.29.  Employee Benefit Plans.

          (a) The Company has previously made available or will, no later than ten business days after the date hereof, make available to Zions Bancorp for its continuing review until the Effective Date true, complete, and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, or profit-sharing plans, any employment, deferred compensation, consultant, bonus, or collective bargaining agree-ment, or group insurance contract or any other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, dis-ability, medical, surgical, hospital, severance, layoff or vacation plans, contracts, and arrangements or employee benefit plans or agreements sponsored, maintained, or contributed to by the Warrantor for the employees or former employees of the Warrantor, together with (i) the most recent actuarial and financial report prepared with respect to any such plans which constitute "qualified plans" under section 401(a) of the Code, and
(ii) the most recent annual reports, if any, filed with any government agency and all IRS rulings and determination letters and any open requests for such rulings and letters that pertain to any such plan.

          (b) Except as described on Schedule 6.29 hereof, except for liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, and except for liabilities to the IRS under section 4971 of the Code, all of which have been fully paid, the Warrantor has no liability with respect to any pension plan qualified under section 401 of the Code. The Warrantor does not sponsor or maintain any defined benefit plan and has never sponsored or maintained any defined benefit plan.

          (c) All "employee benefit plans," as defined in section 3(3) of ERISA, that cover one or more employees employed by the Warrantor (each individually a "Plan" and collectively the "Plans"), comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Code. As of September 30, 1993, the Warrantor had no material liability under any Plan which is not reflected on the Company Financial Statements as of such date (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, and anniversary awards, provided that such liabilities are not in any event material). Neither the Plans, the Warrantor nor any trustee or administrator of the Plans has ever engaged in a "prohibited transaction" with respect to the Plans within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code for which no exemption is applicable, nor have there been any "reportable events" within section 4043 of ERISA for which the thirty-day notice therefor has not been waived. The Warrantor has not incurred any liability under section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan.

          (d) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in Subsection (a) of this section, where the Warrantor may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

     6.30. Employee Relations. As of the date hereof, the Warrantor is, to the best of its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and the Warrantor is not engaged in any unfair labor practice. As of the date hereof, no dispute exists between the Warrantor, and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Warrantor.

     6.31. Fiduciary Activities. The Bank is duly qualified and regis-tered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted as of the date hereof. The Bank is duly registered under and in compliance with all requirements of the federal Investment Advisers Act of 1940 as amended, or is exempt from registration thereunder and from compliance with the requirements thereof. Since January 1, 1990, the Bank has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

     6.32.  Environmental Liability.

          (a) The Warrantor is not in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthori-zation Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

          (b) Neither the Warrantor nor, to the knowledge of the Warran-tor, any borrower of the Warrantor has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Warrantor or, to the knowledge of the Warrantor, any borrower of the Warrantor received any notification that any hazardous waste, as defined by 42 U.S.C. (Sec.) 6903(5), any hazardous substances, as defined by 42 U.S.C. (Sec.) 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. (Sec.) 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

          (c) No portion of any real property at any time owned or leased by the Warrantor (collectively, the "Warrantor Real Estate") has been used by the Warrantor for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the knowledge of the Warrantor, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Warrantor Real Estate. In the course of its activities, the Warrantor has not generated and is not generating any hazardous waste on any of the Warrantor Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances by the Warrantor on, upon, or into any of the Warrantor Real Estate. In addition, to the knowledge of the Warrantor, there have been no such Releases on, upon, or into any real property in the vicinity of any of the Warrantor Real Estate that, through soil or groundwater contamination, may be located on any of such Warrantor Real Estate.

          (d) With respect to any real property at any time held as collateral for any outstanding loan by the Warrantor (collectively, the "Collateral Real Estate"), the Warrantor has not at any time received notice from any borrower thereof or third party and has no knowledge that such borrower has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate, or that there has been any Release on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

          (e) As used in this Section 6.32, the term "Warrantor" includes the applicable Warrantor and any partnership or joint venture in which it has an interest.

     6.33. Intangible Property. To the best of its knowledge, the Warrantor owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copy-rights, patents, and licenses currently used by it in the conduct of its business. To the best of the knowledge of the Warrantor, no material product or service offered and no material trademark, service mark, or similar right used by the Warrantor infringes any rights of any other person, and, as of the date hereof, the Warrantor has not received any written or oral notice of any claim of such infringement.

     6.34. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, and except for property and assets described in Schedule 6.34 hereof, the Warrantor possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of the Warrantor, its real and personal property and other assets, includ-ing without limitation those properties and assets reflected in the Company Financial Statements as of September 30, 1993, or acquired by the Warrantor subsequent to the date thereof. The leases pursuant to which the Warrantor leases real or personal property are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default or any event which, with the giving of notice or lapse of time or otherwise, would constitute a default. To the actual knowledge of the Warrantor, the real and personal property leased by the Warrantor is free from any adverse claim which would materially interfere with the business or operation of the Company taken as a whole. The material properties and equipment owned or leased by the Warrantor are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of the normal operations of the Warrantor.

     6.35. Loans, Leases, and Discounts. To the knowledge of the Warran-tor, each loan, lease, and discount reflected as an asset of the Company in the Company Financial Statements as of September 30, 1993, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued inter-est) in excess of $50,000 is subject to any asserted defense, offset, or counterclaim known to the Warrantor.

     6.36. Material Contracts. Neither the Warrantor nor any of the assets, businesses, or operations of the Warrantor is as of the date hereof a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof, and (b) agreements, arrangements, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

     6.37. Employment and Severance Arrangements. Except as and to the extent set forth on Schedule 6.37 hereof,

          (a) it is not the policy and has never been the practice of the Warrantor to grant any of its officers, directors, consultants, or other management officials or any officer, director, consultant, or management official of any other Warrantor employment contracts providing for in-creased or accelerated compensation in the event of a change of control with respect to the Warrantor or any other event affecting the ownership, control, or management of the Warrantor; and

          (b) there are no employment or severance contracts, agreements, or arrangements between the Warrantor or any other Warrantor and any officer, director, consultant, or other management official.

     6.38. Material Contract Defaults. All contracts, agreements, leases, mortgages, or commitments referred to in Section 6.12(c) hereof are valid and in full force and effect on the date hereof. The Warrantor is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     6.39. Capital Expenditures. The Warrantor has no outstanding commitments in the nature of capital expenditures which in the aggregate exceed $25,000.

     6.40. Repurchase Agreements. With respect to all agreements pursuant to which the Warrantor has purchased securities subject to an agreement to resell, the Warrantor has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     6.41. Dividends. The Warrantor has not paid any dividend to its shareholders which caused the regulatory capital of the Warrantor to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

     6.42. Brokers and Advisers. Except as set forth on Schedule 6.42 hereof, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Warrantor in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Warrantor or any other Warrantor, and (b) the Warrantor has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     6.43. Disclosure. Except as set forth on Schedule 6.43 hereof, no representation or warranty hereunder and no certificate, statement, or other document delivered by the Warrantor hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Warrantor which reasonably might materially adversely affect the business, assets, liabilities, financial condition, results of opera-tions, or prospects of the Warrantor which has not been disclosed in the Company Financial Statements or a certificate delivered to Zions Bancorp by the Warrantor. Copies of all documents referred to in this Agreement, unless prepared solely by Zions Bancorp or Zions Arizona or solely by Zions Bancorp and Zions Arizona and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

     6.44. Regulatory and Other Approvals. As of the date hereof, the Warrantor is not aware of any reason why all material consents and approv-als shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (a) consummation of the transactions contemplated by this Agreement, and (b) the continuation by the Warrantor after the Effective Date of the business of the Warrantor as such business is carried on immediately prior to the Effective Date, free of any conditions or requirements which, in the reasonable opinion of the Warrantor, could have a material adverse effect upon the business, operations, activities, earnings, or prospects of the Company. As of the date hereof, the Warrantor is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for
(y) consummation of the transactions contemplated by this Agreement, or (z) the continuation by the Warrantor after the Effective Date of the business of the Warrantor as such business is carried on immediately prior to the Effective Date.


7.   Covenants of the Company and the Bank.

     The Company and the Bank hereby jointly and severally covenant and agree as follows:

     7.1. Rights of Access. In addition and not in limitation of any other rights of access provided to Zions Bancorp and Zions Arizona herein, until the Effective Date the Company and the Bank will give to Zions Bancorp and Zions Arizona and to their representatives, including their certified public accountants, KPMG Peat Marwick, full access during normal business hours to all of the property, documents, contracts, books, and records of the Company and the Bank, and such information with respect to their business affairs and properties as Zions Bancorp or Zions Arizona from time to time may reasonably request.

     7.2.  Corporate Records, Contracts, etc.

          (a) The Company and the Bank will make available to Zions Bancorp and Zions Arizona copies of the articles of incorporation and bylaws of the Company and the Bank, and will make available minute books of the Company and the Bank, all of which shall be certified to be complete and true copies.

          (b) The Company and the Bank will make available copies of all contracts or agreements involving amounts in excess of $25,000 to which the Company or the Bank is a party (other than loan agreements where a Bank is the lender and letters of credit) including but not limited to data processing contracts, service contracts, contracts to purchase or lease real property or equipment, guaranties, employment contracts, and insurance contracts pertaining to fire, accident, indemnity, fidelity, health, life, hospitalization, or other employee benefits.

          (c) The Company and the Bank will furnish to Zions Bancorp and Zions Arizona the following information with respect to properties owned by the Company and the Bank: (i) a brief description and location of each parcel of real property owned by the Company or the Bank and (ii) a brief description of real and personal property covered by lease or other rental arrangements to which the Company or the Bank is a party, including a copy of the relevant leases.

     7.3. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

          (a) Each of the Company and the Bank shall promptly provide Zions Bancorp with copies of all of its monthly and quarterly financial statements, and copies of all quarterly Consolidated Reports of Condition and Consolidated Reports of Income of the Bank for the months and quarterly periods, as the case may be, ending between the date of this Agreement and the Effective Date. Such financial statements and reports shall be verified by the chief financial officer of the reporting entity. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved.

          (b) No adjustments will be required to be made to the equity capital account of the Bank as reported on any of the Consolidated Reports of Condition referred to in Subsection 7.3(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles.

          (c) Each of the Company and the Bank shall promptly provide Zions Bancorp with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distrib-uted in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agree-ment and the Effective Date, and (ii) complete copies of all minutes of meetings of its board of directors and its shareholders which meetings take place between the date of this Agreement and the Effective Date, certified by the secretary or cashier or an assistant secretary or assistant cashier of the Company or the Bank, as the case may be.

     7.4. Extraordinary Transactions. Without the prior written consent of Zions Bancorp, neither the Company nor the Bank shall, on or after the date first above written: (a) declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of customary periodic cash dividends paid by the Bank to holders of its common stock at such intervals and in such amounts as are in every case consistent with the amounts and intervals characteristic of the Bank;
(b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities, or grant any options to acquire such additional securities; (c) merge into, consolidate with, or sell its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or engage in any discussions concerning such a possible transaction except as explicitly contemplated herein; (d) convert the charter or form of entity of the Bank from that of an Arizona bank corporation to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of its business; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) except for increases in the ordinary course of business in accordance with past practices, not to exceed 5 percent per annum of the aggregate payroll as of October 1, 1993, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee; (i) create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; nor (j) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in Section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement.

     7.5. Preservation of Business. Each of the Company and the Bank (a) will carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) will maintain the ratio of its loans to its deposits at approximately the same level as existed at September 30, 1993, as adjusted to allow for seasonal fluctua-tions of loans and deposits of a kind and amount experienced traditionally by the Company and the Bank; (c) will manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1991 and 1992 and the first nine months of 1993, and will take no action to change the percentage which the aggregate investment portfolio of the Company or the Bank bears to the total assets of the Company or the Bank, as the case may be, or to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent; (d) will continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) will use its best efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relation-ships with customers and others having business dealings with it; (f) will not do anything nor will it fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and (g) will not amend its articles of incorporation or bylaws or permit any of its subsidiaries to amend its articles of incorporation or bylaws.

     7.6 Comfort Letter. At the time of the effectiveness of the Regis-tration Statement, but prior to the mailing of the proxy materials, and at the Effective Date, the Company shall furnish Zions Bancorp with a letter from McGladrey & Pullen, in form and substance acceptable to Zions Bancorp, stating that (a) they are independent accountants with respect to the Company within the meaning of the 1933 Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of the Company included in the Registration Statement and examined by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder, and (c) a reading of the Company's audited consolidated financial statements and the latest available unaudited consolidated financial statements of the Company and inquiries of certain officials of the Company responsible for financial and accounting matters as to transactions and events since December 31, 1992 did not cause them to believe that (i) the Company's audited consolidated financial statements and such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in the Company's audited consolidated financial statements or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Company's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of the Company as compared with the respective amounts shown in the most recent Company audited consolidated financial statements. The letter shall also cover such other matters pertaining to the Company's financial data and statistical information included in the Registration Statement as may reasonably be requested by Zions Bancorp.

     7.7 Affiliates' Agreements. The Company will furnish to Zions Bancorp a list of all persons known to the Company who at the date of the Company's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Company within the meaning of Rule 145 under the 1933 Act and for purposes of qualifying the Holding Company Merger for "pooling of interests" accounting treatment. The Company will use its best efforts to cause each such "affiliate" of the Company to deliver to Zions Bancorp not later than thirty days prior to the Effective Date a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of (a) the shares of Zions Bancorp Stock to be received by such person in the Holding Company Merger (the "Company Merger Shares") or any other shares of Zions Bancorp Stock held by such person during the period commencing thirty days prior to the Effective Date and ending at such time as financial results covering at least thirty days of post-Holding Company Merger combined operations have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies or (b) the Company Merger Shares except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder.

     7.8 Inconsistent Activities. Unless and until the Mergers have been consummated or this Agreement has been terminated in accordance with its terms, the Company and the Bank will not (a) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire more than 1 percent of the Company Common Stock or any capital stock of the Bank or any signifi-cant portion of its or the Bank's assets (whether by tender offer, merger, purchase of assets or other transactions of any type); (b) afford any third party which may be considering any such transaction access to its or the Bank's properties, books or records except as required by mandatory provisions of law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any such transaction, or (d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If the Company or the Bank becomes aware of any offer or proposed offer to acquire any shares of its capital stock or any significant portion of its assets (regardless of the form of the proposed transaction) or of any other matter which could adversely affect this Agreement or the Mergers or either of them, the Company and the Bank shall immediately give notice thereof to Zions Bancorp.

     7.9. Dissolution of Inactive Subsidiaries. If so requested by Zions Bancorp in a timely manner, the Bank will cause Rio Salado Mortgage Company, Inc. and the corporations listed on Schedule 6.8 hereof, or any of them, to be dissolved (or, at the option of the Company and the Bank reasonably concurred in by Zions Bancorp, merged into the Company) prior to the Effective Date.


8.   Representations and Warranties of Zions Bancorp and Zions Arizona.

     Zions Bancorp (with respect to itself and Zions Arizona) and Zions Arizona (with respect to itself) represent and warrant to the Company and the Bank as follows:

     8.1. Organization, Powers, and Qualification. It is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. It owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not adversely affect its operation and properties in any material respect. It is duly qualified and licensed to do business and is in good standing in every jurisdiction in which such qualification or license is required or with respect to which the failure to be so qualified or licensed could result in material liability or adversely affect its operation and properties in any material respect.

     8.2. Execution and Performance of Agreement. It has all requisite corporate power and authority to execute and deliver this Agreement and to perform its respective terms.

     8.3. Binding Obligations; Due Authorization. This Agreement consti-tutes its valid, legal, and binding obligations enforceable against it in accordance with its terms, except as enforcement may be limited by applica-ble bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by its board of directors or, in the case of Zions Arizona, will be so authorized prior to its execution by Zions Arizona (and Zions Bancorp will cause the board of directors of Zions Arizona to render its authorization promptly). No other corporate proceedings on its part are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

     8.4. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under its organizational documents or bylaws. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a material breach of the terms, conditions, or provi-sions of, or constitute a material violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encum-brance upon, any of its property or assets pursuant to any material agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any material lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement or other commitment or arrangement of it in respect of which it is an obligor, or (b) if the Holding Company Merger is approved by the Board of Governors under the Bank Holding Company Act or if the Board of Governors waives jurisdiction under that Act, and if the Bank Merger is approved by the Comptroller, and if the transactions contemplated by this Agreement are approved by the Superintendent, violate any law, statute, rule, or regulation of any government or agency to which it is subject and which is material to its operations, or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms thereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by the Board of Governors, the Comptroller and the Superintendent.

     8.5. Brokers and Advisers. Except as set forth on Schedule 8.5 hereof, (a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of its in connec-tion with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of it, and (b) it has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     8.6. Books and Records. Its books and records fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. It follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements, including but not limited to the application of the accrual method of accounting for interest income on loans, leases, discounts, and investments, interest expense on deposits and all other liabilities, and all other items of income and expense. It has made all accruals in amounts which accurately report income and expense in the proper periods in accordance with generally accepted accounting principles. It has filed all material reports and returns required by any law or regulation to be filed by it.

     8.7. Financial Statements. Zions Bancorp has furnished or will, no later than ten business days after the date hereof, furnish to the Company its consolidated statement of condition as of each of December 31, 1990, December 31, 1991, December 31, 1992, and September 30, 1993, and its related consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockhold-ers' equity for each of the periods then ended, and the notes thereto (collectively, the "Zions Bancorp Financial Statements"). All of the Zions Bancorp Financial Statements, including the related notes, (a) were prepared in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved, and (b) are in accordance with the books and records of Zions Bancorp which have been maintained in accordance with generally accepted accounting principles, and (c) fairly reflect the consolidated financial position of Zions Bancorp as of such dates, and the consolidated results of operations of Zions Bancorp for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles applied in all material respects and as to each category of assets and liabilities and each category of income and expense on a consistent basis throughout the periods involved, adequate provision for, or reserves against, the possible loan losses of Zions Bancorp as of such dates.

     8.8. Absence of Certain Developments. Since September 30, 1993, there has been (a) no material adverse change in the condition, financial or otherwise, assets, properties, liabilities, or businesses of Zions Bancorp, and (b) no material deterioration in the quality of the loan portfolio of Zions Bancorp or of any major component thereof, and no material increase in the level of nonperforming assets or nonaccrual loans at Zions Bancorp or in the level of its provision for credit losses or its reserve for possible credit losses.

     8.9. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by it hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to it which might materially adversely affect its business, assets, liabilities, financial condition, results of operations, or prospects which has not been disclosed in the Zions Bancorp Financial Statements or a certificate delivered by it to the Company or the Bank. Copies of all documents referred to in this Agreement, unless prepared solely by the Company or the Bank or solely by the Company and the Bank and third parties hereto, are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.


9.   Closing.

     9.1. Place and Time of Closing. Closing shall take place at the offices of Zions Bancorp, 1380 Kennecott Building, Salt Lake City, Utah, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the Effective Date, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived. Any party may postpone Closing for a reasonable period (not to exceed five days) if necessary to enable it to perform any obligations hereunder.

     9.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

          (a) Such certificates and other documents as are required by this Agreement to be executed and delivered on or prior to the Effective Date and have not been so executed and delivered, and such other certifi-cates and documents as are mutually deemed by Zions Bancorp and the Company to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

          (b) The Holding Company Merger and the issuance of shares incident thereto shall be effected; provided, however, that the adminis-trative and ministerial aspects of the issuance of shares incident to the Holding Company Merger will be settled as soon thereafter as shall be reasonable under the circumstances; and then

          (c) ZAZMAC will be merged with and into Zions Bancorp, with Zions Bancorp to be the surviving corporation; and then

          (d)  The Bank Merger shall be effected.


10.  Termination, Damages for Breach, Waiver, and Amendment.

     10.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after September 30, 1994, by instrument duly authorized and executed and delivered to the other parties, unless the Effective Date shall have occurred on or before such date.

     10.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Date (whether before or after action by shareholders of the Company) only as provided in Section 10.1 or as follows:

          (a)  by mutual consent of the parties hereto;

          (b) by Zions Bancorp, upon written notice to the Company given at any time if any of the representations and warranties of the Company or the Bank contained in Section 6 hereof was materially incorrect when made;

          (c) by the Company, upon written notice to Zions Bancorp given at any time if any of the representations and warranties of Zions Bancorp or Zions Arizona contained in Section 8 hereof was materially incorrect when made; or

          (d) by either Zions Bancorp or the Company upon written notice given to the other if the board of directors of either Zions Bancorp or the Company shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Mergers have become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of either the State of Arizona or the State of Utah to restrain or invalidate the transactions contemplated by this Agreement.

     10.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.1 or Section 10.2, this Agreement shall become void and have no force or effect, without any liability on the part of Zions Bancorp, Zions Arizona, the Company, or the Bank or their respective directors or officers or shareholders in respect of this Agreement. Notwithstanding the foregoing, (a) as provided in Section 11.4 of this Agreement, the confidentiality agreement contained in that section shall survive such termination, and (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach by a party of a covenant hereunder, such party whose representations and warranties were materially incorrect or who materially breached its covenant shall be liable to the other party or parties hereto solely to the extent of the actual, reasonable out-of-pocket expenses, not to exceed $250,000, incurred by the other party in connection with the negotiation and preparation of this Agreement and the carrying out of the transactions contemplated hereby.

     10.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement may be waived at any time prior to the Effective Date by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by the board of directors of such party, or by its chairman, or by its president and chief executive officer; provided, however, that such waiver shall be in writing and shall be taken only if, in the judgment of the board of directors or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclu-sive evidence of such judgment and the validity of the waiver.

     10.5.  Amendment.

          (a) Anything herein or elsewhere to the contrary notwithstand-ing, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that this Agreement may not be amended after the action by shareholders of the Company in any respect that would prejudice the economic interests of such Company shareholders, or any of them, except as specifically provided herein or by like action of such shareholders.

          (b) If Zions Bancorp and the Company should mutually determine (following receipt of advice of legal or other counsel) that it has become inadvisable or inexpedient to effectuate the transactions contemplated by this Agreement through means of a sequence of mergers such as is contem-plated herein, then the parties hereto agree to effect such change in the form of transaction as described especially in Sections 1.1 and 9.2 of this Agreement by written instrument in amendment of this Agreement.


11.  General Provisions.

     11.1.  Costs and Expenses.

          (a) Allocation of Expenses. Except as provided in Section 10.3 and this Section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this Section, (i) the cost of printing and delivering the proxy statement and other material to be transmitted to shareholders of the Company shall be deemed to be incurred on behalf of the Company, and (ii) the cost of registering such stock under federal and state securities laws shall be deemed to be incurred on behalf of Zions Bancorp.

          (b) Fees of Exchange Agent. The reasonable fees and expenses charged by the Exchange Agent in the discharge of its responsibilities hereunder shall be divided equally between Zions Bancorp and the Company.

     11.2.  Mutual Cooperation; Access.

          (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in carrying out the provisions of this Agreement and in making all filings and obtaining all necessary governmental approvals, and shall execute and deliver, or cause to be executed and delivered, such governmen-tal notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective the transactions contem-plated hereby.

          (b) Each party acknowledges to the other its understanding that further investigation of it by the other party may be necessary that such other party may more fully evaluate the merits of the transactions contem-plated by this Agreement. To permit such investigation, and not in lieu or prejudice of any other right conferred hereunder, each of the parties shall afford to the other, and to the accountants, counsel, and other representa-tives of the other, full access during normal business hours, during the period prior to the Effective Date, to all of its properties, books, con-tracts, commitments and records and, during such period, each shall furnish promptly, or make available, to the other all information concerning its business, properties and personnel as the other party may reasonably request.

     11.3. Form of Public Disclosures. Zions Bancorp and the Company shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

     11.4. Confidentiality. Zions Bancorp and its subsidiaries and the Company and the Bank shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the trans-actions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither Zions Bancorp, nor its subsid-iaries, nor the Company nor the Bank shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any party. Each of Zions Bancorp and its subsidiaries and the Company and the Bank shall maintain as strictly confidential all information it learns from the other and shall, at any time, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such informa-tion to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confidentiality agreement contained in this Section 11.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

     11.5.  Claims of Brokers.

          (a) The Company and the Bank shall indemnify, defend, and hold Zions Bancorp and Zions Arizona harmless for, from, and against any claim, suit, liability, fees or expenses (including, without limitation, attorn-eys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Company or the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Company or the Bank with respect to Zions Bancorp or Zions Arizona.

          (b) Zions Bancorp and Zions Arizona shall indemnify, defend, and hold the Company and the Bank harmless for, from, and against any claim, suit, liability, fees or expenses (including, without limitation, attorn-eys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of Zions Bancorp or Zions Arizona in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of Zions Bancorp or Zions Arizona with respect to the Company or the Bank.

     11.6.  Information for Applications and Registration Statement.

          (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabili-ties to which any of them may become subject under applicable laws (includ-ing, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirm-ing the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the informa-tion not furnished expressly for use therein. The indemnity agreement contained in this Section 11.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

          (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in Section 11.6(a) of this Agreement is for any reason held by a court of competent jurisdic-tion to be unenforceable as to any or all parties, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

     11.7.  Standard of Materiality.

            (a) For purposes of Sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individ-ually and in the aggregate in excess of 3 percent of the shareholders' equity of the Company as of September 30, 1993, as determined in accordance with generally accepted accounting principles.

            (b) For purposes of Sections 5 and 8 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individ-ually and in the aggregate in excess of 3 percent of the shareholders' equity of Zions Bancorp as of September 30, 1993, as determined in accor-dance with generally accepted accounting principles.

            (c) For other purposes and, notwithstanding subsections (a) and (b) of this section 11.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Regis-tration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

     11.8. Covenant of Zions Bancorp. From the date hereof to the Effective Date, except as otherwise contemplated by this Agreement, or except with the prior written consent of the Company, which consent shall not unreasonably be withheld, Zions Bancorp shall, contemporaneously with the filing with the SEC of any current report on Form 8-K pursuant to section 13 of the Securities Exchange Act of 1934, describing or relating to any material adverse change in Zions Bancorp, deliver a copy of such report to the Company.

     11.9. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instru-ment and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     11.10. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-a-vis each other on the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than Zions Bancorp and Zions Arizona and the Company and the Bank and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     11.11. Survival of Representations, Warranties, and Covenants. The respective representations, warranties, and covenants of each party to this Agreement are hereby declared by the other parties to have been relied on by such other parties and shall survive the Effective Date. Each party shall be deemed to have relied upon each and every representation and warranty of the other parties regardless of any investigation heretofore or hereafter made by or on behalf of such party.

     11.12. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partner-ship, trust, government or political subdivision or agency or instrumental-ity thereof, association, unincorporated organization, or any other entity.

     11.13. Notices. All notices, consents, waivers, or other communica-tions which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communi-cations shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp or Zions Arizona:

                Zions Bancorporation
                1380 Kennecott Building
                Salt Lake City, Utah  84133

                Attention:  Mr. Harris H. Simmons
                            President and Chief Executive Officer

With a required copy to:

                Brian D. Alprin, Esq.
                Metzger, Hollis, Gordon & Mortimer
                1275 K Street, N.W., Suite 1000
                Washington, D. C.  20005

If to the Company or the Bank:

                Rio Salado Bancorp
                1400 E. Southern Avenue
                Tempe, Arizona  85282

                Attention:  Mr. Elden G. Barmore
                            President and Chief Executive Officer

With a required copy to:

                Sam P. Applewhite, III, Esq.
                Ryley, Carlock & Applewhite, Professional Association 101 North First Avenue, Suite 2700
                Phoenix, Arizona  85003-1973


                All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

                11.14. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties agree that any suit or action arising out of this Agreement may be brought in Salt Lake County, Utah, and consent to personal jurisdiction in such venue for such a proceeding. Nothing in this Section
11.14 shall impair the rights of a party to a proceeding in a court of the State of Utah to remove the action to a federal court seated in Utah or to initiate an action or suit in any other forum in which personal jurisdic-tion and venue may lie.

                11.15. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns. Without limitation, the rights, responsibilities and obligations of the parties and their respective successors and assigns shall survive the merger of National Bank of Arizona, Tucson, Arizona, with and into Zions Arizona, with the entity resulting from such merger to be considered the same party as Zions Arizona.


         [the remainder of this page is intentionally left blank]

                IN WITNESS WHEREOF, the parties have executed this Agree-ment as of the date first above written.

[SEAL]                                    ZIONS BANCORPORATION



Attest: GARY L. ANDERSON                  By:  HARRIS H. SIMMONS
        Gary L. Anderson                       Harris H. Simmons
        Secretary                              President and Chief Executive
                                                    Officer

[SEAL]

                                          ZIONS FIRST NATIONAL BANK OF
                                               ARIZONA



Attest: GARY L. ANDERSON                  By:  ROY W. SIMMONS
                                               Roy W. Simmons
                                               Chairman

[SEAL]

                                          RIO SALADO BANCORP



Attest: DAVID G. FISCHER                  By:  ELDEN G. BARMORE
        [                ]                     Elden G. Barmore
        Asst. Secretary                        President and Chief Executive
                                                    Officer

[SEAL]

                                          RIO SALADO BANK



Attest: DAVID G. FISCHER       By:        ELDEN G. BARMORE
        [                ]                     Elden G. Barmore
        Asst. Secretary                        President and Chief Executive
                                                    Officer

[SEAL]

                                          )
State of Arizona                          )
                                          )    ss.
County of Maricopa                        )
                                          )

     On this   18th   Day of November, 1993, before me personally appeared
Harris H. Simmons, to me known to be the President and Chief Executive Officer of Zions Bancorporation, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                     ANNA L. STEPH
                                                     Notary Public

                                          )
State of Utah                             )
                                          )    ss.
County of Salt Lake                       )
                                          )

     On this   22nd   day of November, 1993, before me personally appeared
Roy W. Simmons, to me known to be the Chairman of Zions First National Bank of Arizona, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corpora-tion.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                    JODY L. BOWLES
                                                     Notary Public

                                          )
State of Arizona                          )
                                          )    ss.
County of Maricopa                        )
                                          )

     On this   18th   day of November, 1993, before me personally appeared
Elden G. Barmore, to me known to be the President and Chief Executive Officer of Rio Salado Bancorp, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                     ANNA L. STEPH
                                                     Notary Public

                                          )
State of Arizona                          )
                                          )    ss.
County of Maricopa                        )
                                          )

     On this   18th   day of November, 1993, before me personally appeared
Elden G. Barmore, to me known to be the President and Chief Executive Officer of Rio Salado Bank, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                                     ANNA L. STEPH
                                                     Notary Public

                   The undersigned members of the Board of Directors of RIO SALADO BANCORP (the "Company"), acknowledging that Zions Bancorporation ("Zions Bancorp") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to Zions Bancorp's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other sharehold-ers of the Company.

              The undersigned do hereby, individually and as a group, until the Effective Date or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to sharehold-ers, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Company or the Bank.




JERRY C. VAUGHN                               ELDEN G. BARMORE


H. FEARON                                     FRANCIS KELLER


R. O. FLYNN                                   O. C. ROBERTS


RAYMOND C. BOLES                              GLYNN GILCREASE


NICO MORIC


ROBERT O. CUMMINS